Exhibit 23.1

KPMG LLP
677 Washington Boulevard
Stamford, CT 06901

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-266291, 333-263345, 333-254770, 333-237658, 333-229921, 333-224492, 333-220058, and 333-204590) on Form S-8 of our reports dated March 18, 2025, with respect to the consolidated financial statements of ADMA Biologics, Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Stamford, Connecticut
March 18, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.